Exhibit 10.1
May 6, 2008
Bradford Zakes
Chief Executive Officer
ImaRx Therapeutics, Inc.
1730 E. River Road, Suite 200
Tucson, Arizona 85718
Letter of Intent
Dear Mr. Zakes:
1. Microbix Biosystems Inc. (“Microbix”), is pleased to submit to you this Letter of Intent (the “Letter”) outlining the general terms and conditions on which Microbix proposes to acquire (the “Proposed Acquisition”) from ImaRx Therapeutics, Inc. (“ImaRx”) all of the Assets (as defined below) which relate to the urokinase business conducted by ImaRx (the “Business”). The Proposed Acquisition would be made upon the following terms and subject to the following conditions:
2. Structure. The Assets would be acquired, free of all liens and encumbrances, by Klarogen Biotherapeutics Inc., a company to be formed by Microbix for purposes of completing the Proposed Acquisition (“Klarogen”).
3. The Assets To Be Acquired. The assets to be acquired (the “Assets”) will include all assets or rights owned, controlled or leased by ImaRx which relate to the Business, including but not limited to, all of the urokinase assets which ImaRx acquired or gained rights to from Abbott Laboratories (“Abbott”) and any improvements thereto; all inventory of Kinlytic labeled product (this is understood to be comprised of not less than 29,000 vials), testing equipment, and unlabeled urokinase drug product inventory (this is understood to be comprised of not less than 77,000 vials), cell banks, testing references and standards, work- in-process, samples, retained samples of previously released drug substance and drug product batches; all intellectual property rights, including but not limited to methodologies, processes, protocols, specifications, techniques, patents, trademarks, service marks, trade secrets and know how; all regulatory filings, including IND and NDA filings; records, reports, data bases, clinical data, history, protocols and reports, adverse event reports history, formulae and product development history; all marketing and sales materials in print, electronic or other form; all contracts with third parties, including those for storage of finished drug product and raw materials, product testing, rights to access information owned or controlled by Abbott to the extent such rights exist and are assignable and agreements with suppliers, customers and distributors, including those with hospitals, GPO’s and wholesalers; and the fully-paid up, worldwide, perpetual, royalty-free right to use the technology assets co-owned by Abbott and ImaRx to market, promote sell, distribute and/or service products embodied in or derived from the Assets (the “Technology Assets”); and any other assets or rights that ImaRx owns or controls that are necessary to make, manufacture, market, sell, or distribute the urokinase products.

4. Purchase Price. The purchase price for the Assets shall consist of the following:
(a) At the Closing (as defined below), Klarogen shall pay to ImaRx by wire transfer the sum of U.S. $12,000,000.
(b) At the Closing, Klarogen shall deposit into an interest bearing escrow account at a mutually agreeable financial institution (the “Escrow Agent”) a sum of U.S. $5,000,000 (the “Milestone Payment”). Immediately upon confirmation of the achievement of the Extended Dating Milestone (“EDM”) (as defined below), the Escrow Agent shall release to ImaRx by wire transfer the sum of U.S. $5,000,000 and the remaining balance to Klarogen. In the event the EDM is not achieved as set forth below, on or before December 31, 2009, and such failure to achieve the EDM is not due to the failure of Klarogen to use commercially reasonable efforts to secure the EDM, then, there shall be no further obligation to pay the EDM milestone and the Escrow Agent shall release all funds to Klarogen.
(c) Following the Closing, Klarogen will use commercially reasonably efforts to secure, prior to September 30, 2009, the approval of the U.S. Food and Drug Administration (“FDA”) to extend the expiration date of Kinlytic urokinase included in the Assets to March 2011 (the “Extended Dating Milestone”). ImaRx will use commercially reasonably efforts (where commercially efforts are to be defined as no less effort than consistent with the efforts that ImaRx has made prior to the date of this Letter, including as evidenced in material provided to Microbix and as reviewed by Microbix via the current and prior due diligence processes) to provide support for Klarogen to achieve this goal. Klarogen will engage the contract testing laboratory, BioReliance, currently qualified by ImaRx, to perform stability testing following the FDA approved protocol in approximately March 2009. Data will be submitted to FDA in a 30-CBE. A lot of Kinlytic included in the Assets will be labeled with expiration dating of approximately March 2011. The Extended Dating Milestone will be met if the FDA approves the release of the product lot labeled with the March 2011 expiration date on or before December 31, 2009.
5. Definitive Agreement. The obligations of Microbix and ImaRx are expressly subject to the negotiation and execution of a definitive acquisition agreement (the “Definitive Agreement”), in form and substance satisfactory to Microbix and ImaRx. The Definitive Agreement will contain customary representations and warranties; survival periods, indemnification covenants and escrow provisions in respect of representations and warranties; covenants; conditions; termination rights; and other terms, conditions and provisions as are customary or appropriate in cross-border transactions of this size and type.
6. Support Services Agreement. Simultaneously with the Closing, Klarogen and ImaRx will enter into a mutually agreeable Support Services Agreement (the “Support Services Agreement”) pursuant to which ImaRx will assist Klarogen (including by providing specified ImaRx personnel) in the transition of the Assets; maintenance of regulatory files, including in connection with seeking to achieve the Extended Dating Milestone; acquisition of information, documentation and materials as required or available from Abbott; and such other services as the parties may agree. The term of the Support Services Agreement shall end on the achievement of the EDM or December 31, 2009, whichever occurs first.

7. The Closing. The closing and consummation of the Proposed Acquisition (the “Closing”) will be held at a time and place to be mutually agreed upon by Microbix and ImaRx on or before June 23, 2008, provided that the conditions to Closing set forth in Section 7. of this Letter and the Definitive Agreement have been satisfied or waived. The Closing Date may be extended by Microbix, as may be determined by Microbix to be necessary to complete the conditions for Closing, until no later than July 21, 2008. The parties may extend the Closing beyond July 21, 2008 based upon mutual agreement. In the event that Closing is extended beyond June 23, 2008, ImaRx may sell up to 2,500 of the Kinlytic labeled vials of finished product to not more than five (5) of its current customers for a price which is not less than 95% of the average price for which it has sold product to these customers during the past 12 months. There shall be no price adjustment to reflect the reduced inventory.
8. Conditions to Closing. The consummation of the Proposed Acquisition will be subject to and conditioned upon, at or prior to the Closing: (a) the approval by the Boards of Directors of each of Microbix and ImaRx; (b) receipt of all material consents and material approvals, governmental, private or otherwise, or waivers of such material consents and material approvals, which may be necessary or desirable to consummate the transactions contemplated in the Definitive Agreement, in form and content satisfactory to Microbix; (c) execution and delivery of the Support Services Agreement in form and content satisfactory to Microbix; (d) sales people of ImaRx who are responsible for the sale of urokinase, as may be specified by Microbix, shall enter into mutually agreeable employment agreements with Microbix; (e) all of the Assets shall be free and clear of all liens and encumbrances, except as may be acceptable to Microbix; (f) all outstanding obligations between ImaRx and Abbott shall have been paid or settled in full, or otherwise amended to the satisfaction or Microbix, such that Abbott shall not have any rights to or claims upon any of the Assets (other than its co-ownership of the Technology Assets); (g) there shall have been no institution or threat by any governmental authorities or by any other person of litigation or proceedings against any of the parties to the Definitive Agreement or their affiliates by reason of the Proposed Acquisition; (h) Klarogen shall have received proceeds from a financing transaction (the “Financing”) to be entered into in connection with the Proposed Acquisition, on such terms and in such sums as are satisfactory to fund the payments at Closing; (i) the completion of a due diligence review of the Assets, the Business and its financial condition, customers and suppliers satisfactory to Microbix and the proposed investors in the Financing in their sole discretion; (j) the absence of any material adverse change in the Business or the Assets; (k) no further shareholder approvals being required by ImaRx’s shareholders; and (l) such other terms, provisions and conditions as are customary in similar transactions or as are otherwise agreed upon by the parties.
9. Access to Facilities; Due Diligence. ImaRx will afford Microbix and its prospective investors and lenders, and their respective authorized representatives, full access, upon reasonable notice during normal business hours and at other reasonable times, to all properties, books, contracts, records and other information related to ImaRx for purposes of conducting such investigations, appraisals or audits as Microbix or its prospective investors or lenders deem reasonably necessary or advisable under the circumstances. Such due diligence will include meetings with existing customers, suppliers, employees and other third parties with respect to the Business. ImaRx shall cause its employees, accountants and advisers to cooperate in the performance of such due diligence investigation.

10. Public Disclosure. Until such time as they mutually agree that a public announcement will be made, neither Microbix nor ImaRx will publicize or otherwise disclose the existence or contents of this Letter or Microbix’ interest in or negotiations with ImaRx, except (a) in connection with such party’s disclosure to its directors, professional advisors, employees, bankers and prospective investors or lenders, in each case under a confidential relationship, in connection with the Proposed Acquisition; and (b) if required pursuant to any law, court order, subpoena, investigation or regulation of any applicable jurisdiction, in which event the party from whom such disclosure is sought pursuant to this Section 8(b) will, if practicable, request that the subject matter to be disclosed be kept confidential and not used for any other purpose; and (c) as may be required to satisfy any disclosure obligation arising from the fact that the party is a public reporting company. Prior to any required disclosure, the disclosing party shall provide notice, at least two business days if reasonably possible, to the other party.
11. Brokerage Fees; Transaction Costs. Each party shall indemnify and hold harmless the other from any claim for brokerage or finders’ fees arising out of the transactions contemplated hereby by any person claiming to have been engaged by such party. All fees and expenses paid or incurred by Microbix in connection with the transactions contemplated by this Letter will be paid by Microbix, and all fees and expenses paid or incurred by ImaRx in connection with the transactions contemplated by this Letter will be paid by ImaRx, and neither party will be liable to the other for any fees or expenses incurred by the other party; provided, however, that in the event that the Closing does not occur for any reason other than the breach of the Definitive Agreement by Microbix, and ImaRx enters into an agreement with respect to any transaction involving the sale, license, transfer or lease of all or any material portion of the Business or Assets within a 120 day period of the targeted closing date of June 23, 2008, (an “Alternative Transaction”), then, upon the closing of such Alternative Transaction, ImaRx shall pay to Microbix an amount equal to all of the expenses incurred by Microbix in connection with the Proposed Acquisition plus U.S. $1,000,000, further provided, however, that the payment of such amounts by ImaRx shall not apply if (a) ImaRx has cooperated in the due diligence process on a timely basis, and has made all commercially reasonable efforts to meet its own Closing obligations, and (b) the Closing does not occur because Microbix is unable to Close or elects not to Close because of the failure to achieve the conditions to Closing set forth in paragraph 8(a) [solely with respect to the approval of the Board of Directors of Microbix], (b) [solely with respect to approvals to be obtained by Microbix], (h), and/or (i).
12. Confidentiality. The existence and terms of this letter of intent are deemed confidential and, except as provided in Section 8, shall not be disclosed by any party without the prior written consent of the other party. Further, each party hereby agrees that prior to the Closing such party will have access to and may become familiar with various trade secrets and other confidential information and data of the other, including, but not limited to customer lists, worksheets, memoranda, compilations of information, plans, programs, records, procedures, methods of doing business, and other business and financial information and documents prepared by or made available to the party in connection with the Proposed Acquisition. Each party agrees and acknowledges that it shall not disclose, reproduce or otherwise use any such confidential information except as necessary in the performance of due diligence in connection with the Proposed Acquisition; provided, however, that in the event the Proposed Acquisition is consummated, Microbix and Klarogen shall have the right to disclose, reproduce or use any such information in any manner they deem appropriate in their sole discretion. The parties will continue to be bound by that certain Confidentiality Agreement dated January 31, 2006 (the “Confidentiality Agreement”).

13. Binding Effect. This Letter constitutes an outline of the principal intended terms of the Proposed Acquisition to facilitate the negotiation and preparation of the Definitive Agreement. Neither this Letter, nor any negotiations or understandings prior to the execution of the Definitive Agreement are intended to be or will constitute a binding and legally enforceable agreement of the parties hereto; provided, however, that Microbix (for itself and Klarogen) and ImaRx covenant and agree that Sections 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18 19 and 20 of this Letter will be binding and legally enforceable agreements of the parties. Each party covenants not to institute or participate in any proceeding seeking to establish a contrary interpretation. In addition, the parties agree that except as specifically set forth herein, there shall be no binding or enforceable agreement between the parties with respect to the Proposed Acquisition, except as set forth in the Definitive Agreement.
14. Injunctive Relief. It is understood and agreed that money damages would not be a sufficient remedy for any breach of the enforceable provisions of this Letter by either party hereto and that the parties will be entitled to equitable relief, including preliminary injunctive relief, injunction and specific performance, as a remedy for any such breach. Such remedies will not be deemed to be the exclusive remedies for a breach by either party of the enforceable provisions of this Letter but will be in addition to all other remedies available at law or equity to the non-breaching party. In the event of litigation relating to this Letter, if a court of competent jurisdiction determines that any party has breached the enforceable provisions of this Letter, then such party will pay to the other the reasonable legal fees and disbursements incurred in connection with litigation relating thereto, including any appeal therefrom.
15. Acceptance and Effectiveness. This Letter must be accepted by ImaRx no later than 5:00 p.m. EDT on May 6, 2008, and will terminate and be of no further force or effect if not accepted by such date. The effective date of this Letter will be its acceptance date.
16. Representation and Warranty. Each party hereto represents and warrants to the other that, in entering this Letter of Intent, it is not breaching or violating any other contract, covenant or commitment to any third parties, and that it is unaware of any contract, covenant, commitment or condition which would prevent that party from closing the transaction contemplated herein, except those conditions to closing which are set forth in this Letter of Intent, or as otherwise specifically set forth herein.
17. Integration; Exclusive Agreement. This Letter and the Confidentiality Agreement constitute the full and complete agreement of Microbix and ImaRx with respect to the subject matter contained in this Letter, and there are no further or other agreements or understandings, written or oral, in effect between Microbix and ImaRx relating to such subject matter except as expressly referred to herein. For avoidance of doubt, the Non-Binding Letter of Intent between Microbix and ImaRx dated as of January 16, 2008 is hereby terminated and superseded in its entirety by this Letter.

18. Conduct of Business. From and after this date until termination of this Letter, and except as otherwise contemplated herein, ImaRx shall, and will cause each of its subsidiaries to, with respect to the Business, conduct business only in the normal and ordinary course and use its reasonable commercial efforts to preserve its business organization intact, to retain the services of its present employees involved in the Business and to preserve the goodwill of its customers and suppliers. In addition, ImaRx shall not:
(a) Incur any indebtedness secured by the Assets;
(b) Issue or sell, or contract to issue or sell, any shares of capital stock of ImaRx or any of its subsidiaries, or any securities convertible into or exchangeable for shares of capital stock of ImaRx or any of its subsidiaries, or securities, warrants, options or rights to purchase any of the foregoing, other than upon the exercise of currently outstanding options or warrants, that would have an adverse impact on the ability to complete the transaction contemplated herein;
(c) Amend its charter documents in any manner that would adversely affect the ability to complete the transaction contemplated herein;
(d) Other than routine compensation adjustments made in the ordinary course of business, with respect to any individual who would become an employee of Klarogen following the Closing, increase the compensation of such individual, create any additional employee benefit plan or amend any existing employee benefit plan (including but not limited to repricing, or accelerating the vesting of, any outstanding stock options or granting any new stock options); or
(e) With respect to the Business or the Assets, enter into any agreement which is (i) outside the ordinary course of business or (ii) not subject to termination for convenience within 90 days following execution.
19. Exclusivity. In consideration of the time which will be expended and the expenses which will be incurred by Microbix in connection with the Proposed Acquisition, ImaRx agrees that it will not, and the officers, directors, shareholders, employees and agents of ImaRx will not, during the Exclusivity Period (as defined below) (i) solicit, negotiate, discuss or consider any inquiries or proposals relating to (x) the possible direct or indirect acquisition of the Business, the Assets, or ImaRx’s capital stock or other equity interests in ImaRx or any material assets or business of ImaRx, or (y) any business combination with ImaRx, or (ii) discuss or disclose either this proposal or other confidential information pertaining to ImaRx or the Business (except as may be required by law, or except as specifically permitted hereunder), with any other party, including but not limited to any corporation or other form of entity, governmental agency or other person without Microbix’ prior written approval. ImaRx shall notify Microbix immediately in writing if any third party makes any proposal, offer, inquiry or contact with respect to any of the foregoing and shall provide Microbix with a copy of any such written proposal. The “Exclusivity Period” shall be the period commencing on the date of this letter and expiring upon the later of (a) July 21, 2008 or (b) the Closing or termination of the Definitive Agreement.

20. Termination. Subject to the provisions of Section 11 hereof, either party may terminate this Letter if the parties have not executed and delivered a Definitive Agreement on or before July 21, 2008.
21. Governing Law. This Letter and all negotiations, acts and transactions pursuant hereto will be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Each of Microbix and ImaRx consents to exclusive jurisdiction of the U.S. federal courts located in the Southern District of the State of New York with respect to any dispute arising under or related to the transactions contemplated by this Letter; provided, however, that Microbix shall be entitled to seek equitable relief, including preliminary injunctive relief, injunction and specific performance, with respect to any breach of this Agreement by ImaRx, in any court of competent jurisdiction.
If the foregoing accurately sets forth our understanding regarding the subject matter of this Letter, please acknowledge your acceptance by signing this Letter where provided below and returning it to the undersigned. We appreciate the opportunity to present this Letter to you and we look forward to working with you toward the successful completion of the Proposed Acquisition.

Very truly yours, MICROBIX BIOSYSTEMS INC.
By:	/S/ Philip Casselli
Philip Casselli, President

ACCEPTED AND AGREED as of
the 6 day of May, 2008:

IMARX THERAPEUTICS, INC.

By:	/S/Bradford Zakes

Bradford Zakes, Chief Executive Officer